CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2023, relating to the financial statements and financial highlights of STF Tactical Growth ETF and STF Tactical Growth & Income ETF, each a series of Listed Funds Trust, for the period ended March 31, 2023, and to the references to our firm under the headings “Other Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Cleveland, Ohio
July 28, 2023